Exhibit 99.1

TheStreet Reports Second Quarter 2015 Results

NEW YORK August 6, 2015 – TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, today reported financial results for the second quarter 2015. The Company reported revenue of $17.1 million, net loss of ($671) thousand and Adjusted EBITDA(1) of $1.1 million.

Revenue in the second quarter of 2015 was $17.1 million, an increase of 16% from $14.8 million in the prior year period. Subscription Services revenue in the second quarter was $14.0 million, an increase of 21% compared to the prior year period primarily due to revenue from BoardEx which was acquired on October 31, 2014. Media revenue in the second quarter was $3.2 million, a decrease of 2% compared to the prior year period. The decrease was expected since the Company is reducing available inventory for advertising as we focus on enhancing user experience on our free sites.

“The second quarter saw continued downward pressure on ad media and business-to-consumer subscription revenue lines as experienced by the industry as a whole. We are however very pleased with our progress in executing on our strategic plan, focusing on growth opportunities in business-to-business subscription revenues,” said Elisabeth DeMarse, Chairman, President and Chief Executive Officer.

“As we continue to transform TheStreet, Inc., following our successful acquisition of BoardEx, we remain committed to look for new market opportunities that expand our revenue as well as customer base,” concluded DeMarse.

Operating expenses for second quarter were $17.5 million, an increase of 14% compared to the prior year period primarily due to including BoardEx specific operating expenses.

Net loss for the second quarter was ($671) thousand, compared to ($641) thousand in the prior year period. The Company reported basic and diluted net loss per share attributable to common stockholders of ($0.02) for the second quarter, the same as reported in the prior year period. Adjusted EBITDA for the second quarter was $1.1 million, compared to $502 thousand for the prior year period.

The company generated $757 thousand in operating cash flow during the first six months of the year and ended the second quarter with cash and cash equivalents, restricted cash and marketable securities of $34.0 million.

Selected Operating Metrics

•	For total Subscription Services:

o	Bookings were $13.9 million for the second quarter, which includes the impact of BoardEx, an increase of 12% from the prior year period.

o	Bookings for the trailing four quarters were $52.9 million, compared to $47.0 million in the prior year period, an increase of 13%.

•	For Subscription Newsletters(2):

o	The number of paid subscriptions at the end of the period was 80,500, a decrease of 2% from the prior year period, and 4% sequentially. The decrease was expected following last year’s new book promotions.

o	Average revenue per user for the second quarter was flat when compared to the prior year period and sequentially.

o	Average monthly churn was 5% for the second quarter, compared to 4% in the prior year period and 5% sequentially(3). This increase was the result of higher than normal cancellations due to last year’s new book promotions. We expect this high churn rate to stabilize at a lower rate.

Conference Call Information

TheStreet will discuss its financial results for the second quarter today at 4:30 p.m. ET.

To participate in the call, please dial (888) 430-8701 (domestic) or (719) 325-2104 (international). The Conference ID number is 7379296. This call is being webcast and can be accessed in the Investor Relations section of TheStreet website at http://investor-relations.thestreet.com/events.cfm. A replay of the webcast will be available on our website.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, Action Alerts PLUS and MainStreet. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control and through its BoardEx product, director and officer profiles. To learn more, visit www.thedeal.com and www.boardex.com. RateWatch, the Company’s business unit, provides rate and fee data from banks and credit unions across the U.S. for a wide variety of banking products. To learn more, visit www.rate-watch.com.

Non-GAAP Financial Information

(1) To supplement the Company's financial statements presented in accordance with generally accepted accounting principles ("GAAP"), the Company uses non-GAAP measures of certain components of financial performance, including "EBITDA," "Adjusted EBITDA" and "free cash flow." EBITDA is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors' overall understanding of the Company's current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company's business and provide an indication of the Company's ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. Adjusted EBITDA further eliminates the impact of non-cash stock compensation, restructuring, transaction related costs and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. "Free cash flow" means net loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it gives investors a view of the Company's ability to generate cash.

(2) Subscription newsletters includes investing newsletters and excludes subscriptions from The Deal, DealFlow Media, BoardEx and Rate Watch.

(3) Average monthly churn rate is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the recent acquisition of BoardEx, growth initiatives and expectations for 2015. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment, our ability to drive revenue, and increase or retain current subscription revenue, our ability to improve the user experience and optimize our free sites and generate new subscription revenue; our ability to successfully integrate BoardEx and other acquisitions; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

John Ferrara

Chief Financial Officer

TheStreet, Inc.

212-321-5234

ir@thestreet.com

John Evans

Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com

THESTREET, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS	June 30, 2015	December 31, 2014
	(unaudited)
Current Assets:
Cash and cash equivalents	$31,341,423	$32,459,009
Marketable securities	—	2,009,240
Accounts receivable, net of allowance for doubtful
accounts of $316,728 at June 30, 2015 and $318,141 at
December 31, 2014	4,316,856	5,103,899
Other receivables	496,432	549,933
Prepaid expenses and other current assets	1,206,180	987,693
Restricted cash	500,000	639,750
Total current assets	37,860,891	41,749,524

Property and equipment, net of accumulated depreciation
and amortization of $4,319,226 at June 30, 2015
and $4,003,538 at December 31, 2014	3,261,646	2,926,825
Marketable securities	1,540,000	1,560,000
Other assets	359,700	77,052
Goodwill	44,265,776	44,810,467
Other intangibles, net of accumulated amortization of $14,355,277
at June 30, 2015 and $12,896,782 at December 31, 2014	19,617,815	20,147,209
Restricted cash	661,250	661,250
Total assets	$107,567,078	$111,932,327

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,520,577	$2,474,737
Accrued expenses	4,266,659	6,279,082
Deferred revenue	27,409,460	26,427,816
Other current liabilities	934,701	1,241,508
Total current liabilities	35,131,397	36,423,143
Deferred tax liability	1,095,017	728,899
Other liabilities	6,922,736	6,910,175
Total liabilities	43,149,150	44,062,217

Stockholders' Equity:
Preferred stock; $0.01 par value; 10,000,000 shares
authorized; 5,500 shares issued and 5,500 shares
outstanding at June 30, 2015 and December 31, 2014;
the aggregate liquidation preference totals $55,000,000 as of
June 30, 2015 and December 31, 2014	55	55
Common stock; $0.01 par value; 100,000,000 shares
authorized; 42,096,722 shares issued and 34,852,123
shares outstanding at June 30, 2015, and 41,967,369
shares issued and 34,727,641 shares outstanding at
December 31, 2014	420,967	419,674
Additional paid-in capital	270,692,680	271,943,049
Accumulated other comprehensive loss	(771,533)	(227,476)
Treasury stock at cost; 7,244,599 shares at June 30, 2015
and 7,239,728 shares at December 31, 2014	(12,919,920)	(12,908,943)
Accumulated deficit	(193,004,321)	(191,356,249)
Total stockholders' equity	64,417,928	67,870,110

Total liabilities and stockholders' equity	$107,567,078	$111,932,327

THESTREET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Net revenue:
Subscription services	$13,983,871	$11,557,413	$28,080,933	$23,007,280
Media	3,153,048	3,204,841	5,946,035	6,144,052
Total net revenue	17,136,919	14,762,254	34,026,968	29,151,332

Operating expense:
Cost of services	8,585,978	7,676,619	16,909,669	15,414,584
Sales and marketing	4,113,677	3,758,584	8,624,766	7,859,869
General and administrative	3,683,619	3,278,484	7,471,490	6,257,054
Depreciation and amortization	1,137,442	721,511	2,115,678	1,457,372
Total operating expense	17,520,716	15,435,198	35,121,603	30,988,879
Operating loss	(383,797)	(672,944)	(1,094,635)	(1,837,547)
Net interest (expense) income	(32,872)	31,457	(66,405)	69,935
Net loss before income taxes	(416,669)	(641,487)	(1,161,040)	(1,767,612)
Provision for income taxes	254,591	—	487,032	—
Net loss	(671,260)	(641,487)	(1,648,072)	(1,767,612)
Preferred stock cash dividends	96,424	96,424	192,848	192,848
Net loss attributable to common stockholders	$(767,684)	$(737,911)	$(1,840,920)	$(1,960,460)

Basic and diluted net loss per share:
Net loss attributable to common stockholders	$(0.02)	$(0.02)	$(0.05)	$(0.06)

Cash dividends declared and paid per common share	$0.025	$0.025	$0.050	$0.050

Weighted average basic and diluted shares outstanding	34,848,571	34,367,669	34,814,060	34,287,410

Reconciliation of net loss to adjusted EBITDA - see note (1):
Net loss	$(671,260)	$(641,487)	$(1,648,072)	$(1,767,612)
Provision for income taxes	254,591	—	487,032	—
Net interest expense (income)	32,872	(31,457)	66,405	(69,935)
Depreciation and amortization	1,137,442	721,511	2,115,678	1,457,372
EBITDA	753,645	48,567	1,021,043	(380,175)
Stock based compensation	367,755	417,429	741,145	864,059
Recovery of previously impaired investment	(48,996)	—	(97,401)	—
Transaction related costs	21,629	35,656	21,629	35,656
Adjusted EBITDA	$1,094,033	$501,652	$1,686,416	$519,540

THESTREET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Six Months Ended June 30,
	2015	2014
Cash Flows from Operating Activities:
Net loss	$(1,648,072)	$(1,767,612)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Stock-based compensation expense	741,145	864,059
Provision for doubtful accounts	95,546	(22,284)
Depreciation and amortization	2,115,678	1,457,372
Deferred taxes	360,882	—
Deferred rent	(163,899)	(162,573)
Changes in operating assets and liabilities:
Accounts receivable	695,408	(194,955)
Other receivables	53,501	(81,422)
Prepaid expenses and other current assets	(217,295)	(77,543)
Other assets	(81,259)	12,620
Accounts payable	45,008	(165,429)
Accrued expenses	(2,103,315)	(239,147)
Deferred revenue	1,299,920	2,627,428
Other current liabilities	(396,373)	(223,843)
Other liabilities	(39,585)	—
Net cash provided by operating activities	757,290	2,026,671

Cash Flows from Investing Activities:
Sale and maturity of marketable securities	2,005,484	5,356,309
Adjustment to purchase of Management Diagnostics Limited	50,494	—
Capital expenditures	(2,091,654)	(801,474)
Net cash (used in) provided by investing activities	(35,676)	4,554,835

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(1,780,956)	(1,720,553)
Cash dividends paid on preferred stock	(192,848)	(192,848)
Proceeds from the exercise of stock options	839	147,827
Restricted cash	139,750	—
Shares withheld on RSU vesting to pay for withholding taxes	(10,977)	(35,632)
Net cash used in financing activities	(1,844,192)	(1,801,206)

Effect of exchange rate changes on cash and cash equivalents	4,992	—

Net (decrease) increase in cash and cash equivalents	(1,117,586)	4,780,300
Cash and cash equivalents, beginning of period	32,459,009	45,443,759
Cash and cash equivalents, end of period	$31,341,423	$50,224,059

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(1,648,072)	$(1,767,612)
Noncash expenditures	3,149,352	2,136,574
Changes in operating assets and liabilities	(743,990)	1,657,709
Capital expenditures	(2,091,654)	(801,474)
Free cash flow	$(1,334,364)	$1,225,197